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                                                                    EXHIBIT 14.1


         Corporate
         Compliance
         Handbook

         Third Edition--August 2003

         o Mission
         o Coram Cornerstones
         o Standards of Conduct
         o The Coram Compliance Program
         o The Coram Compliance Hotline



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         Coram's Six Cornerstones

         1.  Patients
         2.  Employees
         3.  Service
         4.  Partnership
         5.  Value
         6.  Ethics


         Coram's Seven Standards of Conduct

         1.  Quality of Care
         2.  Compliance with Laws and Regulations
         3.  Ethical Business Practices
         4.  Conflicts of Interest
         5.  Protection of Property
         6.  Proper Consideration of Human Resources
         7.  Billing and Coding Integrity


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         Dear Coram Employee,

         The name "Coram" means "together, openly, face-to-face." This name was chosen to reflect our commitment to conduct our business in accordance with the highest level of ethical standards. There are many people relying on our integrity - patients, customers, shareholders, suppliers, payors, physicians, hospitals, other health-care providers and our employees. We can achieve our goals only if we retain their trust and confidence by providing high-quality service and by conducting our business in an open and honest manner. For an individual or a corporation, there is no asset more important than a sterling reputation. We must never tarnish our reputation by becoming involved in business practices that are illegal or unethical.

         The Compliance Handbook is a continually evolving, living document now in its second edition. Revisions include the latest information on prevailing pertinent issues in the health-care industry. The Compliance Handbook exists to give every employee a clear understanding of what is expected of each one of us. The Coram Cornerstones and Standards of Conduct were developed with input from Coram employees and have been approved by the Board of Directors. They represent a reaffirmation of our long-term commitment to high-quality service, compliance with laws and ethical business practices.

         Each employee has an obligation to become familiar with these Standards and apply them every day. The Standards do not cover every situation that you might encounter. They provide only broad guidelines, which are reinforced in greater detail by Coram's various Policies and Procedures.

         Coram is committed to maintaining an "open-door" policy and to providing employees with avenues through which to raise their concerns. Please feel free to discuss your concerns with any level of management or with a Human Resources representative. However, if you have a concern regarding violations of the Standards of Conduct that cannot be resolved through normal reporting channels, you should report your concerns to the Senior Vice President, Human Resources and Corporate Compliance Officer. Coram initiated a toll-free Hotline in February 1996 for this purpose. The Coram Compliance Hotline number is
         800.823.2122. We can assure you that there will be no action of retaliation or retribution allowed against anyone for reporting a problem to the Coram Compliance Hotline. Callers are assured anonymity and confidentiality to the limit of the law.

         We pledge the full commitment of Coram to the principles set forth in the Standards of Conduct and fully support Coram's Compliance Program. Coram's reputation and continued success depends upon each employee's commitment to the appropriate delivery of high-quality health care and to conducting business in accordance with high ethical standards.

         Sincerely,

         Allen Marabito

         Executive Vice President and Principal Executive Officer
         Fulfilling the duties and responsibilities of President and Chief Executive Officer of the company


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         Our Mission

         To be the leading national provider of specialty infusion services.


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         Compliance is a Joint Responsibility

         EACH EMPLOYEE
         must understand and comply with the laws and regulations that apply to his or her activities and decisions.

         MANAGERS AND SUPERVISORS
         have the additional responsibility to monitor and ensure compliance by those who report to them. This obligation to employees is emphasized through Coram's Policies and Procedures.

         CORAM'S LEGAL AND COMPLIANCE DEPARTMENTS recognize that education sensitizes us to legal issues, promotes awareness of our legal obligations, and helps prevent violations of law. The Compliance department will continue to provide training to employees regarding questions about possible violations of law or compliance policies.

         CORAM
         is committed to providing each employee with sufficient opportunity for training to ensure his or her ability to perform job responsibilities in compliance with applicable laws.

         LEGAL COMPLIANCE
         is serious business. Ignorance of the law is never an excuse - good intentions do not justify improper conduct.

         Violation of the law for any purpose is unauthorized, unacceptable, and contrary to company policy. Looking the other way when you suspect violation of the law also violates Coram's policy.

         Innocent people as well as Coram and its shareholders may be affected by the unlawful conduct of others.

         Let us briefly examine Coram's Core Values, Cornerstones and some key Standards of Conduct for Coram Healthcare.


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         Coram's Six Cornerstones

         We are committed to excellence in patient care and to maintaining high ethical and professional standards. In support of these commitments, we have developed and adopted six basic cornerstones, which summarize the core values and principles of our company. The "Coram Cornerstones" are as follows:

         1. PATIENTS
         We are a patient-centered health-care provider. The safety and well being of our patients are the paramount considerations in all our decision making. We highly value the patient's dignity, physical and emotional well being, and convenience. We treat each patient with the consideration we, ourselves, would wish to receive, respecting the individuality of those we serve.

         2. EMPLOYEES
         We recognize that success in all our activities is the result of the talents, dedication, and performance of all employees throughout Coram. We are committed to maintaining a safe, nonpolitical work environment that encourages all employees to develop their talents, exercise creativity and achieve superior performance. We will keep our compensation programs at fair and competitive levels and provide our employees with the training and resources they need to do their jobs. Decisions about hiring and promotion are based on the person's qualifications, performance and responsiveness to Coram's needs.

         3. SERVICE
         We will constantly evolve as a service organization, finding new ways to improve outcomes, contribute to patient convenience and comfort, and reduce the cost of care. We continually improve the quality of care we provide, measured in terms of clinical outcomes and patient satisfaction. We view responding to the changing needs of the patients and customers as our primary source of new opportunities.

         4. PARTNERSHIP
         To fulfill our mission, we work in partnership with patients, families, physicians, insurers, managed care organizations, hospitals, health systems and other health-care providers. We seek to build relationships of mutual trust and cooperation with individuals and organizations that share our goals and values. We achieve our goals by helping them achieve their goals.

         5. VALUE
         We recognize our duty to be responsible stewards of the resources that have been entrusted to us. We strive to provide high-quality products and services in a cost-effective manner, providing exceptional value to our patients and customers. We are also committed to enhancing the value of the investments made by the owners of Coram - our shareholders. We will aggressively pursue profitable growth opportunities by enhancing current lines of business and by developing new lines of business consistent with our mission.

         6. ETHICS
         In Latin, Coram means "together, openly, face-to-face." We are committed to open, direct and ethical relationships with the people we serve - our patients, our partners in


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         health-care delivery, and our fellow employees. We observe the strictest legal, ethical and regulatory standards. We will work constantly to earn the respect and trust of all parties we interact with by acting fairly and honestly.


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         Introduction to the Standards of Conduct

         We are committed to excellence in patient care and to delivering care in an ethical and professional manner.

         The Standards of Conduct are intended as a guide to meet these commitments:

         o Provide high-quality care to patients
         o Operate at all times as a good corporate citizen, in full compliance with all applicable laws and regulations
         o Ensure complete accuracy and integrity in all billing and coding practices and in the filing of all claims
         o Conduct business with all parties in accordance with high moral and ethical standards
         o Avoid conflicts between our private interests and professional responsibilities
         o Maintain proper stewardship over physical and intellectual property and proprietary information belonging to Coram
         o Protect and support our human resources

         All employees and staff must observe the Standards of Conduct. No one, regardless of position, will be allowed to compromise Coram's adherence to these Standards. Failure to comply with these Standards is a serious matter that may lead to disciplinary action up to, and including, termination.

         The Standards of Conduct are part of a "living document" which is updated periodically to respond to changing conditions. The Standards of Conduct are designed to provide general guidance and do not replace Coram's Policies and Procedures. In seeking more specific guidance and direction, employees are encouraged to refer to Coram's Policies and Procedures Manuals.

         If there are any questions about these Standards or about any Coram policies or practices, address them with a supervisor or with the human resources staff. Supervisory staff have been charged with a special obligation to be available and responsive to employees and staff when questions arise about adherence to the Standards. If you are not satisfied with the response received from the management staff concerning applications of the Standards, you are encouraged to continue raising your concerns to the highest levels of Coram management.

         Employees who have concerns about illegal or unethical conduct or violations of the Standards of Conduct or Coram Policies and Procedures are encouraged to call the Coram Compliance Hotline at 800.823.2122. Callers may remain anonymous. All calls will be treated confidentially to the limit of the law.

         The Standards of Conduct are not and may not be construed as a contract of employment or any other type of contract. Employment with Coram at all times is "at will," and either the employee or Coram has the right to terminate the employment relationship at any time.


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         Quality of Care

         1. We are committed to provide high-quality care to patients and to provide products and services in a responsible, reliable and appropriate manner.

         CONDUCT STANDARD NO. 1

         o We shall respect the patient's dignity, comfort and convenience and will treat each patient with consideration, courtesy and respect.
         o We shall employ professionals with the proper credentials, experience and expertise to meet the needs of our patients.
         o We are responsible, at every level of the organization, for maintaining the integrity and quality of our job performance.
         o Patients have the right to choose their home health provider and to receive a timely response to their questions regarding their home health service.
         o Patients have the right to receive information regarding Coram's polices, procedures and charges and to know the identity and qualifications of all Coram personnel who provide home health services to them.
         o Patients have the right to receive appropriate, high-quality home care services without discrimination due to their race, creed, gender, national origin, sexual orientation, disability or age.
         o We shall not ignore any deficiency or error and shall ensure that all such matters are brought to the attention of those who can properly assess and resolve the problem.
         o We shall give employees specific, clear information regarding the expected practices to be followed when caring for, assessing and teaching patients; compounding drugs; transporting drugs, equipment or hazardous wastes; or performing any procedure that may place the patient, employee or others at risk of infection or harm.
         o We have the duty to provide patients with medical services and products that are safe and that comply with all applicable laws, regulations and professional standards.
         o Only licensed/credentialed employees shall conduct clinical assessments or provide treatment services.
         o We shall consider the safety and security of patients and employees in all our activities. We shall perform our work in a manner so that no harm is caused to patients, employees, or others.


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         Compliance With Laws and Regulations

         2. We shall operate our health-care enterprises in accordance with all applicable laws and regulations and in a manner that is sensitive to the needs and justifiable expectations of the various publics we serve. These publics include patients, health-care providers, fellow employees, shareholders, contractors, suppliers, lenders and governmental entities.

         CONDUCT STANDARD NO. 2

         o We shall conform and comply with all applicable laws, regulations, standards and compliance requirements of government.
         o We shall not pursue any business opportunity that requires engagement in unethical or illegal activity.
         o We do not pay physicians, other health-care professionals, or others for patient referrals. Fraud, kickbacks, bribes, or flow of any kind of benefits intended to inappropriately induce patient referrals are strictly prohibited. Company-sanctioned sales incentives are not included in this category and are not intended to inappropriately induce patient referrals.
         o Contract payments or other benefits provided to clinicians and referral sources must be for the services, and at the rates called for, in the contract with them and must be specifically approved by legal counsel. Every payment must also be supported by proper documentation that the services contracted for were, in fact, provided.
         o No employee is authorized to enter into any joint venture, partnership or other risk-sharing arrangement with any entity that is a potential or actual referral source unless the arrangement has been reviewed and approved by Coram legal counsel.
         o Employees who perform billing and coding shall take every reasonable precaution to ensure that their work is accurate, timely and in compliance with Coram policies, government laws and regulations.
         o We shall maintain complete and thorough records of patient information to fulfill those requirements set forth in Coram policies, accreditation standards and all applicable laws and regulations.
         o We shall respect and protect the confidentiality of patient records and other personal information. We have a duty to protect proprietary and confidential information that comes into our possession as a result of our employment with Coram.
         o All drugs and/or other controlled substances used in the treatment of patients shall be maintained, dispensed, and transported in conformance with all applicable laws and regulations.
         o We shall comply with all laws and regulations concerning handling and disposal of hazardous waste and with all other applicable environmental laws and regulations.
         o We shall promptly report to appropriate levels of management when we have reason to believe that a violation of law, regulation, Coram policy, or the Standards of Conduct has occurred.


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         Ethical Business Practices

         3. We shall conduct business with all parties including employees, health-care professionals, vendors and payors in accordance with high moral and ethical standards.

         CONDUCT STANDARD NO. 3

         o We shall establish and maintain positive relationships with payor sources by negotiating treatment benefits in good faith, maintaining ongoing communication about patient progress and billing. Our pricing shall be fair and competitive.
         o We shall handle and report all provider, patient, and proprietary information accurately and honestly.
         o We shall protect Coram's patient and proprietary information; such information may not be used for personal gain or gain by others.
         o We shall not, without permission, use or reveal any confidential information concerning Coram or use, for personal gain, confidential information obtained as an employee of Coram.
         o No one employed by or associated with Coram should be required to subordinate his or her professional standards, judgment or objectivity to any individual. Significant differences of opinion in professional judgment should be referred to appropriate management levels for resolution.
         o We shall be honest and forthright in any representations made to patients, vendors, payors, other employees and the community.
         o All reports or other information required to be provided to any federal, state, or local government agency shall be filed timely and accurately and shall conform to applicable laws and regulations governing such reports or information.
         o We shall perform our duties in a manner that will promote public trust.
         o All patients admitted to our care shall receive optimum, cost-effective care regardless of payor source or level of reimbursement.
         o We are subject to a duty of confidentiality for any information that comes into our possession or knowledge as a result of our employment with Coram (such as employee records, patient information, and salary information, among other items.)
         o We shall demonstrate honesty, integrity and fairness in the performance of our duties.
         o We shall report any practice or condition that may violate any law, rule, regulation, safety standard, company policy, or the Standards of Conduct to appropriate levels of management.


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         Conflicts of Interest

         4. We shall refrain from and avoid conflicts or appearance of conflicts between our private interests and our responsibilities as Coram employees.

         CONDUCT STANDARD NO. 4

         o We shall avoid engaging in any activity, practice or act that conflicts with the interests of Coram or its patients. Situations that would create an actual or apparent conflict of loyalty or interest must be avoided. Actions that have the potential to create a conflict of interest must be disclosed and approved in advance by appropriate higher authority.
         o We shall not engage in any outside employment that interferes with our ability to adequately perform our duties at Coram. Placing business with any firm in which there is a family relationship or hiring or having a reporting relationship with relatives may constitute a conflict of interest. Advance disclosure and approval are required in such a situation.
         o Investment in any organization that is a potential competitor, supplier or customer of Coram requires prior written approval. An exception is granted for an investment in stock purchased on a public exchange that constitutes less than one percent of the total outstanding stock of the issuing corporation.
         o We shall not become involved, directly or indirectly, in outside commercial interests that could improperly influence our actions. This would include being an officer, director, manager, employee, or consultant of a potential competitor, customer or supplier of Coram. An exception may be granted for employees classified as per-diem.
         o Employees shall avoid accepting or providing benefits that could be seen as creating conflict between their personal interests and Coram's legitimate business interests. This includes accepting expensive meals, gifts, refreshments, transportation, or entertainment provided or received in connection with the job.
         o We shall not accept gifts provided in connection with employment that exceed $35 in value unless reported and approved in writing. Those gifts exceeding $100 must be assigned or turned into the company. Gifts of nominal value, such as meal and entertainment courtesies, are not hereby prohibited but should comply with standard company policy.
         o Gifts and benefits to clinicians or referral sources are not appropriate; however, occasional noncash gifts that are limited to reasonable meal expenditures or entertainment or that are of nominal value ($35) are not expressly prohibited.
         o We shall not use or share inside information that is not otherwise available to the general public for any manner of direct or indirect personal gain or other improper use.
         o We shall refrain from entering Internet stock chat rooms to discuss any business-related activity of the company that is not otherwise public information.
         o We shall report any potential conflicts of interest - concerning ourselves or our family members - to the appropriate level of management in accordance with Coram Policies and Procedures.


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         Protection of Property

         5. We are committed to protecting Coram's assets and those assets of others entrusted to us, including physical property and proprietary information against loss, theft and misuse.

         CONDUCT STANDARD NO. 5

         o We shall be personally responsible and accountable for the proper expenditure of Coram funds and for the proper use of company property.
         o We shall obtain approval by the appropriate authority, as provided in policy and procedure manuals, prior to commitment or expenditure of any Coram funds.
         o We shall apply due diligence and care to minimize the generation, discharge and disposal of medical waste or other company hazardous materials.
         o We shall follow established internal control procedures in handling and recording all funds and property.
         o We have a duty to preserve Coram's assets, property, facilities, equipment and supplies.
         o We shall not make personal or other improper use of Coram resources or patient resources or permit others to do so.
         o We shall dispose of surplus, obsolete or junked property in accordance with Coram Policies and Procedures. Unauthorized disposal of property is a misuse of assets.
         o We have a clear obligation to productively use the time that is paid for by Coram.
         o We are permitted only authorized use of computer systems, networks and software and are expected to take all reasonable steps to protect computer systems and software from unauthorized access or intrusion.
         o We are permitted to utilize company electronic mail for business purposes only and we are expected to take all reasonable steps to protect such usage.
         o Any improper financial gain to the employee through misconduct involving Coram property or a client's property is prohibited, including the outright theft of property, embezzlement of money, or the use of money belonging to Coram or its clients for anything other than an authorized purpose.
         o We shall exercise due diligence and care to protect Coram's intellectual property from unauthorized use or exploitation and shall protect the intellectual property rights of others with the same respect and care as our own.
         o We shall ensure that drugs and other pharmaceuticals are safely stored, secured and inventoried. Missing supplies shall be promptly reported to supervisors.
         o We shall report any observed misuse of Coram property to appropriate management.
         o We shall not permit solicitation, vending or distribution in work areas at any time and in non-work areas during scheduled work hours. Employees and non-employees may not distribute, solicit or vend on company premises at any time without the express written approval of the human resources, legal or compliance departments.


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         Proper Consideration of Human Resources

         6.   We are committed to valuing and supporting our employees.

         CONDUCT STANDARD NO. 6

         o We shall show proper respect and consideration for each other, regardless of position or station. Discriminatory treatment, harassment, abuse or intimidation of any type will not be tolerated.
         o We realize the importance of providing quality patient care through the use of qualified, competent staff. Therefore, we will provide training to our employees and support for continued professional development to ensure that we carry out our duties in a professional manner.
         o All supervisors and managers shall strive to maintain a nonpolitical work environment and shall ensure that applicants and employees are afforded equal employment and advancement opportunities regardless of race, gender, age, disability, creed, sexual orientation and/or national origin.
         o We shall conform to the standards of our professions and exercise judgment and objectivity in the performance of our duties. Any differences of opinion in professional judgment should be referred to appropriate management levels for resolution in accordance with standard grievance procedures.
         o Work and safety rules were created to protect the well being of our employees and business. We shall all comply with those rules.
         o We shall ensure that employees are afforded equal pay for equal work regardless of race, gender, age, disability, creed, sexual orientation and/or national origin.
         o We shall ensure that Coram Policies and Procedures are followed in the performance of our duties.
         o We shall conform to the Coram policy of maintaining a working environment free from all forms of sexual harassment or intimidation. Unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature are serious violations of the Standards of Conduct and will not be condoned or permitted.
         o We shall maintain a drug-free workplace. We shall not tolerate on the premises or while on duty, the manufacture; dispensation; possession;
           distribution; or use of, or being under the influence of, illegal drugs (including the use of unauthorized alcohol).
         o We shall not permit any action of retaliation or reprisal to be taken against an employee who reports a violation of law, regulation, Coram policy or Standards of Conduct.


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         Billing and Coding Integrity

         7. Employees shall promptly report any transaction that is not recorded in compliance with Coram's Policies and Procedures to the Legal or Compliance departments or the President

         CONDUCT STANDARD NO. 7

         o We shall maintain honest and accurate records of all our activities at all times.
         o We are committed to accurate and truthful billing to clients and/or third-party payors and will not misrepresent charges to, or on behalf of, a client.
         o We shall not bill for any services or supplies provided to a patient without a verified physician order.
         o We shall ensure that all claims submitted for payment are for services supported by medically necessary documentation. We shall not file a claim for services that were rendered without the appropriate medically necessary documentation.
         o We shall not submit any claim that contains any kind of false, fraudulent, inaccurate, incomplete or fictitious statement. Examples of improper or illegal billing and coding practices include "upcoding" and "unbundling." Upcoding is the process of changing a code to increase the reimbursement for a particular medical procedure even though available evidence suggests another code with a lower reimbursement value is more appropriate. Unbundling is the process of billing for separate components of one medical procedure.
         o We shall not file a claim for services that were not rendered at all or were not rendered as described on the claim form.
         o We shall establish and maintain lawful and positive relationships with payor sources by negotiating treatment benefits in good faith, maintaining ongoing communication about patient progress, and billing accurately. Our pricing shall be fair and competitive.
         o Employees shall ensure that all payments and other transactions are properly authorized by management and properly documented in Coram's books and records.
         o We shall report any submission of claims for payment or reimbursement of any kind that are known to be false, fraudulent, inaccurate, incomplete or fictitious. If an employee becomes aware of an improper or inaccurate bill, it shall be reported to the appropriate authority immediately for resolution.
         o We shall promptly refund any money received that is not due to Coram.
         o We shall bill only for services actually rendered and fully documented in the patients' medical records, using billing codes that accurately describe the services provided.
         o We shall take immediate steps to alert management of any inaccuracies discovered in bills that have been submitted. For any billing inaccuracies discovered, management has the responsibility to ensure that the bills are corrected and that the payor is notified.


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         The Coram Compliance Program

         Coram Healthcare and its employees are committed to perform all business activities in compliance with applicable laws and in conformance with high ethical standards. To reinforce this commitment, Coram's Compliance Program was established with the following objectives:
         o Heighten awareness of compliance and ethics issues
         o Provide employees with avenues for addressing compliance and ethics issues
         o Oversee the activities of Coram and its employees regarding compliance with laws, regulations, company policies and the Standards of Conduct
         o Provide mechanisms for prevention, detection and correction of improper conduct
         o Provide feedback to company management regarding the effectiveness of the program

         The Compliance Program is designed as an integral part of a "top-down" structure that begins with the President and the Board of Directors and flows through the chain of command to all employees. The Compliance Committee of the Board of Directors oversees Coram's activities with respect to issues of compliance and ethics to ensure that high standards of business, medical, legal and personal ethics are met within Coram. The Executive Compliance Steering Committee is a group comprised of several members of Coram's Senior Management Team; the committee provides policy guidance to the Compliance Program. The Senior Vice President for Corporate Compliance is responsible for implementing all necessary actions to achieve the objectives of the Compliance Program, including oversight of compliance-related training programs, assessment and review of potential compliance issues, and enforcement of the Standards of Conduct and company policies.

         RESOLUTION OF EMPLOYEE PROBLEMS AND CONCERNS
         Positive employee relations and morale can best be achieved and maintained in a working environment where there is ongoing and open communication among supervisors and their employees. This includes open candid discussions of employee problems and concerns. Coram encourages its employees to express their concerns and opinions on any issue regarding potential violations of law, regulations, Coram Policies and Procedures, or the Standards of Conduct. Toward that end, it is Coram's policy to provide a workplace in which employees can express problems, concerns and opinions without fear of retaliation or reprisal. Human Resources policies provide a similar avenue for employees to express problems, concerns or opinions about conduct or performance.

         Employee concerns regarding any issue should be addressed to management per the following chain of command: (a) immediate supervisor; (b) department manager; (c) branch manager; (d) regional manager; (e) area vice president; (f) corporate vice president and, at any time during this process; (g) human resources representative. If employees feel constrained or uncomfortable addressing any level of management listed above, they may address their concerns directly to the next highest level of management. Managers and supervisors have an obligation to be receptive to employee concerns, to explore options for resolving those concerns, and to ensure that no action of retaliation or reprisal is taken against any employee for voicing a concern.

         THE CORAM COMPLIANCE HOTLINE
         Coram recognizes that there may be times when employee concerns cannot be properly addressed through the normal chain of command. In such circumstances, employees are

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         encouraged to report their concerns to the Senior Vice President for
         Corporate Compliance. Coram has initiated a toll-free Hotline for this purpose. The Coram Compliance Hotline number is 800.823.2122. The Hotline staff is available to take calls 24 hours a day, 7 days a week excluding holidays. Employees may call the Hotline to report any violation of law, regulation, company policy, or the Standards of Conduct.

         Calls to the Coram Compliance Hotline will not be traced or recorded. All callers to the Hotline are encouraged to remain anonymous. If callers choose to identify themselves, their confidentiality will be protected to the extent permitted by law. No action of retaliation or reprisal shall be taken against any employee for calling the Hotline to make a report, complaint or inquiry. However, calls to the Hotline do not protect callers from appropriate disciplinary action regarding their own performance or conduct.

         The Compliance office will thoroughly review, evaluate and respond to allegations of wrongdoing, concerns, and/or inquiries made to the Hotline in an impartial manner. The Compliance office will respect and protect the rights of all employees, including any employee who is the subject of a Hotline complaint. To this end, all allegations will be thoroughly investigated and verified before any action is taken. Furthermore, any disciplinary action or other response resulting from a call will be held in confidence by the Coram Compliance Hotline staff.

         REPORTING COMPLIANCE ISSUES
         Coram's Policies and Procedures communicate Coram's commitment to comply with the law. Our ongoing success in achieving this goal depends on each employee seeking advice from the Compliance and/or Legal departments before problems occur and reporting facts and incidents that raise compliance issues.

         In every employee's day-to-day job activities, we observe the way Coram conducts its business activities. Every employee has the opportunity to observe whether our business is being conducted in a way that meets our commitment to comply with the law.

         Violation of the law, company policy or Standards of Conduct for any purpose is unauthorized and unacceptable. Good intentions do not justify improper conduct.

         If an employee becomes aware of facts suggesting that others are not complying with the law or Coram's policies, the employee has an obligation to report those facts to a supervisor.
         o Managers and supervisors, in turn, are responsible to seek prompt guidance concerning possible compliance issues observed by or reported to them.
         o If employees feel constrained or uncomfortable addressing any level of management as listed on page 13, they may address their concerns directly to the next highest level of management.
         o Finally, if an employee feels that it is appropriate, the employee may use the confidential reporting system as described herein.

         We cannot give you a hard-and-fast rule for the level of suspicion that is required before you have an obligation to report. There is no substitute for good judgment. You certainly should have some reasonable belief that a violation has occurred. Our Compliance Program does not require you to seek out violations and, in any case, you should not conduct your own investigation.

         Under the program, if you make a report through any channel we have identified here, you have no further obligation other than to cooperate in any investigation that may be triggered by your report.

         SPECIAL NOTE TO MANAGERS AND SUPERVISORS
         You have a fundamental responsibility to seek prompt guidance concerning possible compliance issues observed by you and reported by your employees. Your obligation is to seek sufficient guidance to determine whether a violation of law or this compliance policy has occurred. If you determine that the report is unfounded, you may decide to do nothing further. If you determine that the report has a basis, follow the procedures established by the Compliance Program.

         Any attempt at intimidation, retaliation or revenge against anyone who reports suspected criminal conduct is a violation of company policy and will result in disciplinary action up to and including termination.

         WHEN A COMPLIANCE ISSUE IS REPORTED
         Coram's Compliance Program objectives are prevention, detection and response to any criminal offenses that might occur. When a compliance issue is reported, the Senior Vice President for Corporate Compliance or his/her designee will conduct an immediate investigation. If unlawful conduct is detected, Coram will take immediate steps to stop that conduct. Federal, state, and/or local authorities will be notified promptly when required by law.

         Employees should immediately report to the Compliance or Legal department all inquiries from governmental authorities concerning suspected criminal conduct. Prompt measures should be taken to preserve documents and other items relevant to the investigation. It is a violation of Coram policy to conceal an offense or to alter or destroy evidence.

         DISCIPLINE
         Because our employees know and follow company policy, Coram strives to maintain an excellent record of compliance with the law. Occasionally, however, people act unwisely and Coram must respond to a violation of policy or the law. When this occurs, Coram will enforce its compliance standards through discipline, including termination, when appropriate. Those subject to discipline are:
         o employees who willfully and intentionally violate the law and/or Coram's compliance policies;
         o employees who knowingly fail to report a violation of law or compliance policy by other employees or agents as provided in this policy; and
         o employees who willfully fail to detect an offense for which they have compliance responsibility.

         The nature of the discipline will be determined by: the nature and severity of the offense; the availability of compliance materials and programs relating to the relevant laws; and efforts by those involved obtaining counsel prior to the offense. Furthermore, Coram fosters self-reporting by employees in incidences where employees acted reasonably and made a justifiable mistake.

         CONCLUSION
         The Compliance Program described in this handbook has been developed to formalize Coram Healthcare's policy of compliance with laws applicable to its operations.

         This program is not a one-time effort. It is an ongoing process that will change and develop further over time in response to experience, new criminal laws, and other external changes that cannot be foreseen.

         Criminal laws apply to all phases of Coram's operations and are becoming increasingly pervasive. The consequences for both individuals and companies who fail to comply with applicable laws are severe.

         Coram's commitment to obey the law is not new. It is ingrained in our integrity value, which codifies our employees' efforts to do the right thing. The Compliance Program reflects the joint responsibility of Coram and each employee to comply with the law; it is structured to provide everyone with the information necessary to do so.

         This handbook is a summary and is not intended to be a comprehensive briefing on the law or to replace consultation with the Legal department on the legality of specific issues.

         Do you know of a possible violation of the law?

         It is your obligation to report it.  Here are some of the options:
         o Discuss the issue with your supervisor
         o Phone the Coram Compliance Hotline at 800.823.2122
           (24 hours a day, 7 days a week excluding holidays)
         o Contact your Compliance Officer at 800.coramhc or by direct line at 303.672.8732
         o Send a written report to:
                  Coram Healthcare
                  Senior Vice President, Corporate Compliance
                  Human Resource Department
                  1675 Broadway, Suite 900
                  Denver, CO 80202
                  Fax (Secure) 303.672.8653

         Corporate Compliance Officer
         1675 Broadway, Suite 900
         Denver, CO 80202
         800.267.2642

         We can assure you that there will be no action of retaliation or reprisal after reporting a problem to the Compliance Hotline.

                          CORAM HEALTHCARE CORPORATION
     CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER(S) AND SENIOR FINANCIAL
                                    OFFICERS

Coram Healthcare Corporation's ("Coram") Cornerstones, Standards of Conduct and Compliance Program (collectively the "Standards of Conduct") set forth Coram's longstanding commitment to high quality service, compliance with laws and regulations and ethical business practices. All Coram employees, including the Principal Executive Officer(s), the Chief Financial Officer, the Principal Accounting Officer and other senior financial officers, have received a copy of the Standards of Conduct and it is their responsibility to understand the Standards of Conduct and to govern their actions in accordance therewith, as well as all applicable laws and regulations, and to help ensure that Coram employees do the same.

Additionally, Coram adopted the following Code of Ethics specifically for the Principal Executive Officer(s), Chief Financial Officer, Principal Accounting Officer and all other senior financial officers (collectively, the "Financial Officers").

         (A) As set forth in Coram's Conduct Standard No. 4, the Financial Officers will not engage in any activity, practice or act that conflicts with the interests of Coram or its patients.

         (B) The Financial Officers are responsible for full, fair, accurate, timely and understandable disclosures in reports and documents that Coram files with the United States Securities and Exchange Commission and in other public communications.

         (C) As set forth in Coram's Conduct Standard No. 2, the Financial Officers shall comply with all applicable federal, state and local laws and regulations in the performance of their duties for Coram.

         (D) The Financial Officers shall ensure that: (i) Coram's accounting records fairly and accurately reflect Coram's financial activities;
(ii) such records are supported by appropriate documentation in reasonable detail; and (iii) transactions are recorded in the proper accounts in the proper accounting period. Coram's accounting records shall not contain any false or materially misleading information and all such records shall be maintained in accordance with applicable laws and regulations and Coram's record retention policies.

         (E) The Financial Officers are responsible for Coram's internal controls. The Financial Officers shall promptly report to Coram's General Counsel, Chapter 11 Trustee for the bankruptcy estates of Coram and Coram, Inc., Disclosure Committee and the Audit Committee of the Board of Directors, as applicable, any information that may come to their attention concerning: (1) significant deficiencies (i.e., material weaknesses or reportable conditions) in the design or operation of Coram's internal controls that could adversely affect its ability to record and report financial information; (2) any fraud that involves a Financial Officer or other Coram employee or agent who has a significant role in Coram's financial reporting, disclosure control environment or internal controls; (3) violations of this Code of Ethics; and (4) material violations of the Standards of Conduct and applicable laws and regulations by a Financial Officer or other employee or agent.

         (F) A violation of this Code of Ethics will be viewed as a severe disciplinary matter and may result in disciplinary action, up to and including termination of employment with Coram. A violation of this Code of Ethics may also constitute a violation of law and may result in civil and criminal penalties for a Financial Officer, his or her supervisor or Coram.

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